Exhibit 99.1

For Immediate Release
Spire Reports Second Quarter Results
Delivers higher Q2 earnings; reaffirms earnings guidance
ST. LOUIS (May 4, 2016) - Spire Inc. (NYSE: SR) (“Company” or “Spire”) today reported operating results for its fiscal 2016 second quarter and first half ended March 31, 2016. Highlights include:

•	Net economic earnings* of $2.37 per diluted share, up from $2.25 per share a year ago

•	GAAP earnings of $2.31 per share compared to $2.18 per share in prior year

•	Agreement to acquire Mobile Gas and Willmut Gas from Sempra Energy
"We delivered another solid performance in the second quarter with net economic earnings increasing to $2.37 per share on higher Gas Utility earnings," said Suzanne Sitherwood, president and chief executive officer of Spire. "We also maintained our high level of service to our customers as we continue to grow. Last week we announced plans to acquire two gas utilities - Mobile Gas in Alabama and Willmut Gas in Mississippi - and we look forward to adding their employees, customers and communities to our Spire family. At the same time, we further crystalized our STL Pipeline project to access shale gas from the Marcellus/Utica region."

Second Quarter Results	Three months ended March 31,
	(Millions)		(Per Diluted Share)
	2016	2015	2016	2015
Net Economic Earnings (Loss)* by Segment
Gas Utility	$102.5	$96.5	$2.35	$2.22
Gas Marketing	3.0	2.1	0.07	0.05
Other	(2.0)	(1.0)	(0.05)	(0.02)
Total	$103.5	$97.6	$2.37	$2.25
Acquisition related costs	(1.1)	(1.5)	(0.03)	(0.03)
Fair value adjustments	(1.6)	(1.7)	(0.03)	(0.04)
Net Income (GAAP)	$100.8	$94.4	$2.31	$2.18

Average Shares Outstanding (Millions)			43.5	43.2
* Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For the three months ended March 31, 2016, the second quarter of its fiscal year, we reported net economic earnings (NEE) of $103.5 million (or $2.37 per diluted share) compared to $97.6 million (or $2.25 per diluted share) a year earlier. Consolidated net income for the second quarter was $100.8 million compared to $94.4 million in the prior year period, reflecting higher earnings from both the Gas Utility and Gas Marketing segments. NEE excludes from net income the effect of unrealized gains and losses on energy-related derivatives, as well as the impacts of acquisition, divestiture and restructuring activities which consist largely of expenses associated with the integration of Missouri Gas Energy (MGE) and Alabama Gas Corporation (Alagasco).

Gas Utility
The Gas Utility segment includes the regulated gas distribution operations of our three utilities - Laclede Gas and MGE (collectively the Missouri Utilities) and Alagasco. For the second quarter, the Gas Utility segment posted NEE of $102.5 million compared to $96.5 million a year ago. Segment net income was $102.4 million for the second quarter ended March 31, 2016 compared to $96.2 million in the prior year.
Our utilities overall experienced unseasonably warm conditions this winter, with the Missouri Utilities seeing the second warmest winter on record. This weather did impact certain components of operating results for the quarter. Operating margins (non-GAAP; see "Operating Margin and Reconciliation to GAAP") were lower reflecting a $6.1 million impact from a decrease in overall demand and this was more than offset by higher Infrastructure System Replacement Surcharge (ISRS) revenues at the Missouri Utilities of $3.9 million and a lower year-over-year Rate Stabilization and Equalization (RSE) giveback at Alagasco of $3.9 million. Other operation and maintenance expenses were lower by $9.5 million, largely due to the favorable impact of milder weather, especially on bad debt expense and employee-related costs and, to a lesser extent, cost efficiencies and the favorable timing of expenses. Depreciation and amortization increased by $1.6 million reflecting increased capital investment including infrastructure upgrades.

Gas Marketing
The Gas Marketing segment includes the results of Laclede Energy Resources, which provides natural gas marketing services to the Midwest region. Net economic earnings for the second quarter of fiscal 2016 were $3.0 million, up from $2.1 million in the prior year. Quarterly net income for the segment was $1.5 million, up from $0.3 million a year ago. Gas Marketing's improved earnings were largely driven by favorable natural gas storage results.

Other
The non-utility operations and corporate costs, on a net economic earnings basis, were $2.0 million in the second quarter of fiscal 2016, compared to $1.0 million a year ago. Most of these costs in both periods relate to interest expense on debt issued to finance the Alagasco acquisition. Costs were $3.1 million in the second quarter of 2016, compared to $2.1 million a year ago.

Six Months Results	Six months ended March 31,
	(Millions)		(Per Diluted Share)
	2016	2015	2016	2015
Net Economic Earnings (Loss)* by Segment
Gas Utility	$152.5	$146.3	$3.50	$3.38
Gas Marketing	2.7	2.5	0.07	0.06
Other	(6.6)	(5.5)	(0.16)	(0.13)
Total	$148.6	$143.3	$3.41	$3.31
Acquisition related costs	(2.0)	(1.9)	(0.05)	(0.05)
Fair value adjustments	1.1	0.1	0.03	—
Net Income (GAAP)	$147.7	$141.5	$3.39	$3.26

Average Shares Outstanding (Millions)			43.5	43.2
* See “Net Economic Earnings and Reconciliation to GAAP.”

For the first six months of fiscal 2016, we reported consolidated NEE of $148.6 million comparable to $143.3 million in the prior year. Net income was $147.7 million, up from $141.5 million in 2015. The increase in earnings was driven principally by higher Gas Utility operating results. On a per-share basis, NEE was $3.41 per fully diluted share for the first half of fiscal 2016, up from $3.31 per share in the prior-year period.

Gas Utility
For the first half of fiscal 2016, the Gas Utility segment reported NEE of $152.5 million, up from $146.3 million for the same period in 2015. Segment net income increased to $151.7 million from $145.8 million a year ago. As noted earlier, the unseasonably warm winter adversely impacted operating margins and benefited certain other operating costs. Year-to-date operating margins were lower reflecting a $17.3 million impact from lower overall system demand, largely offset by lower RSE givebacks of $6.9 million in Alabama and $6.5 million higher ISRS revenues in Missouri. Other operation and maintenance expenses were lower by $15.0 million reflecting the beneficial impact of milder winter weather, cost efficiencies and timing of expenses. Depreciation and amortization expenses increased by $3.1 million reflecting higher year-over-year capital investments.

Gas Marketing
For the six months ended March 31, 2016, Gas Marketing NEE was $2.7 million, up from $2.5 million a year ago. Net income increased to $3.8 million from $2.5 million a year ago. The earnings increase was largely attributable to better operating margins in the second quarter driven by favorable natural gas storage results.

Other
The non-utility operations and corporate costs, on a NEE basis, were $6.6 million in the first half of fiscal 2016, compared to $5.5 million in the year-ago period. A significant portion of these costs are related to interest expense on debt issued to finance the Alagasco acquisition. Costs were $7.8 million in the first half of 2016, compared to $6.8 million a year ago.

Acquisition of Mobile Gas and Willmut Gas
On April 26, Spire announced its intent to acquire EnergySouth, Inc., from Sempra U.S. Gas & Power, a unit of Sempra Energy (NYSE: SRE). EnergySouth is the parent company of Mobile Gas, with 85,000 gas utility customers in Alabama and Willmut Gas, with 19,000 customers in Mississippi. The purchase price for the utilities is $344 million, and the definitive agreement also calls for the purchase of working capital of $46 million. The purchase consideration will include the assumption of $67 million of existing debt at the two utilities, Spire common equity in the range of $130 - $150 million, new long-term debt in the range of $150 - $170 million, cash on hand and borrowing against existing credit facilities. The transaction is expected to close in 2016, subject to customary closing conditions and regulatory approvals including formal regulatory approval by the Mississippi Public Service Commission. The addition of Mobile Gas and Willmut Gas is expected to be neutral to net economic earnings per share in 2017 and accretive in 2018.

STL Pipeline
In February 2016, we identified a pipeline project - STL Pipeline - as part of our efforts to modernize our gas transportation, storage and supply assets. This pipeline will enhance reliability and provide access to lower-cost shale gas from the Marcellus/Utica producing regions. We are moving forward with our plans to construct this 60-mile, 24-inch pipeline with a capacity of 400 MMcf/d. This FERC-regulated interstate pipeline will interconnect with the Rockies Express and Panhandle Eastern pipelines and delivery gas to our St. Louis utility. We intend to have a 100 percent ownership interest in the pipeline, with Laclede Gas expected to be a foundation shipper. The estimated total project cost is $170 - $200 million, with an expected timeframe of 30 - 36 months from the launch of the open season to the in-service date.

Outlook
We affirm our fiscal 2016 NEE per share range of $3.34 to $3.44, representing annual growth of 5 percent to 8 percent. Including the anticipated expenditures for the STL Pipeline, 2016 capital expenditures are now anticipated to increase to $320 million, and our five-year outlook for capital spend target increases to $1.8 billion.

Balance Sheets and Cash Flows
We maintain a strong capital structure with ample liquidity. At March 31, 2016, we had a balanced long-term capitalization of nearly 52 percent equity and 48 percent debt representing a 160 basis-point improvement in the equity percentage since fiscal 2015 year end. Short-term borrowings outstanding at March 31, 2016 were $253.6 million compared to $338.0 million at September 30, 2015. These amounts reflect normal seasonal borrowings.
Net cash provided by operating activities was $243.0 million for the six months ended March 31, 2016, compared to $279.9 million in the first half of fiscal 2015. The change reflects variations in collections under the purchased gas cost riders in Missouri and Alabama, as well as other working capital fluctuations which are largely driven by relative weather conditions in each period.
Capital expenditures for the first half of fiscal 2016 were $121.8 million compared to $129.5 million in the prior-year period. We continue to focus on infrastructure upgrade investments at the Missouri Utilities and Alagasco.
For additional details on Spire's results for the second quarter and first six months of fiscal 2016, please see the accompanying unaudited Consolidated Statements of Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Consolidated Statements of Cash Flows.

Regulatory Matters
Missouri Utilities
As previously reported, on February 1, 2016, the Missouri Utilities filed with the Missouri Public Service Commission (MoPSC) for increases in ISRS revenues. In April, the Staff of the MoPSC recommended an increase of $9.0 million. The increase is subject to approval by the Commission, which may occur effective later this month (May). If approved, the additional amounts would bring the annual ISRS run rate to $35.3 million. ISRS allows for more timely regulatory recovery of prudent investments made by gas utilities to improve the integrity, safety and reliability of their distribution systems while reducing maintenance costs.

On April 26, 2016, the Office of Public Counsel (OPC) filed a complaint to address whether the gas rates of the Missouri Utilities are just and reasonable. The OPC alleged that the Missouri Utilities were overearning based on an unadjusted return on equity for fiscal 2015. We believe that complaint lacks merit and is flawed in several respects, and we will vigorously defend our position that our rates are just and reasonable.

Conference Call and Webcast
Spire will host a conference call and webcast today to discuss its second quarter financial results. To access the call, please dial the number below approximately 5-10 minutes prior to the start time.

Date and Time:	Wednesday, May 4
8 a.m. CST (9 a.m. EST)

Phone Numbers:	U.S. and Canada:	1-866-652-5200
	International:	1-412-317-6060

The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at www.SpireEnergy.com under the Investor Relations tab. A replay of the call will be available beginning at 10 a.m. CST (11 a.m. EST) on May 4 and continuing until June 3 by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), or 1-412-317-0088 (International). The Replay Access Code is 10084052. A replay of the webcast will be available at www.SpireEnergy.com.

About Spire
At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.56 million customers making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our regulated utilities – Laclede Gas, Missouri Gas Energy and Alagasco. Our non-regulated businesses Laclede Energy Resources and Spire Natural Gas Fueling Solutions provide energy solutions to other natural gas users. We are committed to transforming our business and pursuing growth by 1) growing our gas utility business through prudent infrastructure upgrades and organic growth initiatives; 2) acquiring and integrating gas utilities; 3) modernizing our gas supply assets, and 4) investing in innovation. Learn more at www.SpireEnergy.com.

Cautionary Statements on Forward-Looking Information and Non-GAAP Measures
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with recent and pending acquisitions. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-K for the fiscal year ended September 30, 2015, filed with the Securities and Exchange Commission (SEC) and Spire's Form 10-Q for the quarter and six months ended March 31, 2016, to be filed with the SEC later today.
This news release includes the non-GAAP financial measures of "net economic earnings," "net economic earnings per share,” and “operating margins." Management also uses these non-GAAP measures internally when evaluating the Company's performance and results of operations. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. In calculating net economic earnings, management also excludes from net income the after-tax impacts related to acquisition, divestiture, and restructuring activities, including one-time costs related to the integration of MGE and Alagasco. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Operating margin adjusts operating income to include only those costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and propane and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income or net income.

CONSOLIDATED STATEMENTS OF INCOME — UNAUDITED
Spire Inc.
(In Millions, except per share amounts)

	Three months ended March 31,		Six months ended March 31,
	2016	2015	2016	2015

Operating Revenues:
Gas Utility	$611.5	$847.0	$1,010.3	$1,428.4
Gas Marketing and other	(2.2)	30.4	(1.6)	68.6
Total Operating Revenues	609.3	877.4	1,008.7	1,497.0
Operating Expenses:
Gas Utility
Natural and propane gas	261.1	482.8	409.6	787.1
Other operation and maintenance expenses	94.3	103.8	185.9	200.9
Depreciation and amortization	33.8	32.2	67.3	64.2
Taxes, other than income taxes	43.9	55.7	72.1	93.7
Total Gas Utility Operating Expenses	433.1	674.5	734.9	1,145.9
Gas Marketing and other	8.5	45.2	19.1	106.1
Total Operating Expenses	441.6	719.7	754.0	1,252.0
Operating Income	167.7	157.7	254.7	245.0
Other Income	0.8	0.7	2.2	2.1
Interest Charges:
Interest on long-term debt	16.7	16.5	33.6	33.7
Other interest charges	2.6	2.6	4.7	4.6
Total Interest Charges	19.3	19.1	38.3	38.3
Income Before Income Taxes	149.2	139.3	218.6	208.8
Income Tax Expense	48.4	44.9	70.9	67.3
Net Income	$100.8	$94.4	$147.7	$141.5

Weighted Average Number of Common Shares Outstanding:
Basic	43.3	43.1	43.3	43.1
Diluted	43.5	43.2	43.5	43.2

Basic Earnings Per Share of Common Stock	$2.32	$2.18	$3.40	$3.27
Diluted Earnings Per Share of Common Stock	$2.31	$2.18	$3.39	$3.26
Dividends Declared Per Share of Common Stock	$0.49	$0.46	$0.98	$0.92

CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
Spire Inc.
(In Millions)

	March 31,	September 30,	March 31,
	2016	2015	2015
ASSETS
Utility Plant	$4,271.3	$4,234.5	$4,037.8
Less: Accumulated depreciation and amortization	1,286.1	1,307.0	1,213.1
Net Utility Plant	2,985.2	2,927.5	2,824.7
Non-utility Property	13.8	13.7	10.5
Goodwill	946.0	946.0	946.0
Other Investments	61.1	59.9	60.8
Total Other Property and Investments	1,020.9	1,019.6	1,017.3

Current Assets:
Cash and cash equivalents	8.7	13.8	46.9
Accounts receivable (net of allowance for doubtful accounts)	265.0	210.6	355.3
Delayed customer billings	10.1	2.6	61.7
Inventories	124.0	215.4	117.0
Other	96.0	87.7	56.3
Total Current Assets	503.8	530.1	637.2

Regulatory Assets and Other Deferred Charges	809.9	813.0	701.5
Total Assets	$5,319.8	$5,290.2	$5,180.7

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$1,083.7	$1,081.4	$1,076.6
Retained earnings	599.4	494.2	539.2
Accumulated other comprehensive loss	(1.7)	(2.0)	(4.2)
Total Common Stock Equity	1,681.4	1,573.6	1,611.6
Long-term debt	1,851.6	1,771.5	1,736.3
Total Capitalization	3,533.0	3,345.1	3,347.9

Current Liabilities:
Current portion of long-term debt	—	80.0	80.0
Notes payable	253.6	338.0	247.6
Accounts payable	127.1	146.5	160.1
Advance customer billings	31.7	44.3	8.4
Accrued liabilities and other	206.4	245.0	357.6
Total Current Liabilities	618.8	853.8	853.7

Deferred Credits and Other Liabilities:
Deferred income taxes	564.2	482.1	438.7
Pension and postretirement benefit costs	254.8	253.4	243.9
Asset retirement obligations	162.8	159.2	101.5
Regulatory liabilities	110.7	119.3	114.3
Other	75.5	77.3	80.7
Total Deferred Credits and Other Liabilities	1,168.0	1,091.3	979.1
Total Capitalization and Liabilities	$5,319.8	$5,290.2	$5,180.7

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
Spire Inc.
(In Millions)

	Six months ended March 31,
	2016	2015
Operating Activities:
Net Income	$147.7	$141.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	67.6	64.7
Deferred income taxes and investment tax credits	71.0	29.0
Changes in assets and liabilities	(42.9)	40.2
Other	(0.4)	4.5
Net cash provided by operating activities	243.0	279.9

Investing Activities:
Capital expenditures	(121.8)	(129.5)
Payments for final reconciliation of acquisitions	—	(8.6)
Other	(0.7)	(0.4)
Net cash used in investing activities	(122.5)	(138.5)

Financing Activities:
Repayment of long-term debt	(80.0)	(34.7)
Issuance of long-term debt	80.0	—
Repayment of short-term debt - net	(84.4)	(39.6)
Issuance of common stock	2.1	2.8
Dividends paid	(41.6)	(39.2)
Other	(1.7)	0.1
Net cash used in financing activities	(125.6)	(110.6)

Net (Decrease) Increase in Cash and Cash Equivalents	(5.1)	30.8
Cash and Cash Equivalents at Beginning of Period	13.8	16.1
Cash and Cash Equivalents at End of Period	$8.7	$46.9

NET ECONOMIC EARNINGS AND RECONCILIATION TO GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Share Amounts(2)
Three Months Ended March 31, 2016
Net Income (Loss) (GAAP)	$102.4	$1.5	$(3.1)	$100.8	$2.31
Unrealized loss on energy-related derivatives (1)	0.1	1.7	—	1.8	0.04
Lower of cost or market inventory adjustments (1)	—	0.2	—	0.2	—
Realized gain on economic hedges prior to the sale of the physical commodity (1)	—	(0.4)	—	(0.4)	(0.01)
Acquisition, divestiture and restructuring activities (1)	—	—	1.1	1.1	0.03
Net Economic Earnings (Loss) (Non-GAAP)	$102.5	$3.0	$(2.0)	$103.5	$2.37
Diluted EPS (GAAP)	$2.34	$0.04	$(0.07)	$2.31
Net Economic EPS (Non-GAAP) (2)	$2.35	$0.07	$(0.05)	$2.37

Three Months Ended March 31, 2015
Net Income (Loss) (GAAP)	$96.2	$0.3	$(2.1)	$94.4	$2.18
Unrealized (gain) loss on energy-related derivatives (1)	(0.1)	2.7	—	2.6	0.06
Lower of cost or market inventory adjustments (1)	—	(1.0)	—	(1.0)	(0.02)
Realized loss on economic hedges prior to the sale of the physical commodity (1)	—	0.1	—	0.1	—
Acquisition, divestiture and restructuring activities (1)	0.4	—	1.1	1.5	0.03
Net Economic Earnings (Loss) (Non-GAAP)	$96.5	$2.1	$(1.0)	$97.6	$2.25
Diluted EPS (GAAP)	$2.22	$0.01	$(0.05)	$2.18
Net Economic EPS (Non-GAAP) (2)	$2.22	$0.05	$(0.02)	$2.25

Six Months Ended March 31, 2016
Net Income (Loss) (GAAP)	$151.7	$3.8	$(7.8)	$147.7	$3.39
Unrealized gain on energy-related derivatives (1)	—	(1.2)	—	(1.2)	(0.03)
Lower of cost or market inventory adjustments (1)	—	0.5	—	0.5	0.01
Realized gain on economic hedges prior to the sale of the physical commodity (1)	—	(0.4)	—	(0.4)	(0.01)
Acquisition, divestiture and restructuring activities (1)	0.8	—	1.2	2.0	0.05
Net Economic Earnings (Loss) (Non-GAAP)	$152.5	$2.7	$(6.6)	$148.6	$3.41
Diluted EPS (GAAP)	$3.48	$0.09	$(0.18)	$3.39
Net Economic EPS (Non-GAAP) (2)	$3.50	$0.07	$(0.16)	$3.41

Six Months Ended March 31, 2015
Net Income (Loss) (GAAP)	$145.8	$2.5	$(6.8)	$141.5	$3.26
Unrealized gain on energy-related derivatives (1)	(0.1)	(0.3)	—	(0.4)	(0.01)
Lower of cost or market inventory adjustments (1)	—	0.2	—	0.2	0.01
Realized loss on economic hedges prior to the sale of the physical commodity (1)	—	0.1	—	0.1	—
Acquisition, divestiture and restructuring activities (1)	0.6	—	1.3	1.9	0.05
Net Economic Earnings (Loss) (Non-GAAP)	$146.3	$2.5	$(5.5)	$143.3	$3.31
Diluted EPS (GAAP)	$3.36	$0.06	$(0.16)	$3.26
Net Economic EPS (Non-GAAP) (2)	$3.38	$0.06	$(0.13)	$3.31
(1) Amounts presented net of income taxes. Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.
(2) Net economic earnings per share (EPS) is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation.
Note: EPS amounts by segment represent contributions to Spire’s consolidated EPS.

OPERATING MARGIN AND RECONCILIATION TO GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended March 31, 2016
Operating revenues	$612.7	$8.0	$0.9	$(12.3)	$609.3
Natural and propane gas expense	273.0	4.0	—	(12.0)	265.0
Gross receipts tax expense	32.2	0.1	—	—	32.3
Operating margin (non-GAAP)	307.5	3.9	0.9	(0.3)	312.0
Depreciation and amortization	33.8	—	0.1	—	33.9
Other operating expenses	106.3	1.4	3.0	(0.3)	110.4
Operating income (loss) (GAAP)	$167.4	$2.5	$(2.2)	$—	$167.7

Three Months Ended March 31, 2015
Operating revenues	$849.0	$44.1	$0.9	$(16.6)	$877.4
Natural and propane gas expense	499.1	42.0	0.1	(16.3)	524.9
Gross receipts tax expense	44.1	—	—	—	44.1
Operating margin (non-GAAP)	305.8	2.1	0.8	(0.3)	308.4
Depreciation and amortization	32.2	0.1	0.2	—	32.5
Other operating expenses	115.6	1.4	1.5	(0.3)	118.2
Operating income (loss) (GAAP)	$158.0	$0.6	$(0.9)	$—	$157.7

Six Months Ended March 31, 2016
Operating revenues	$1,012.2	$20.8	$1.7	$(26.0)	$1,008.7
Natural and propane gas expense	434.9	11.4	—	(25.4)	420.9
Gross receipts tax expense	49.7	0.1	—	—	49.8
Operating margin (non-GAAP)	527.6	9.3	1.7	(0.6)	538.0
Depreciation and amortization	67.3	—	0.3	—	67.6
Other operating expenses	208.9	3.0	4.4	(0.6)	215.7
Operating income (loss) (GAAP)	$251.4	$6.3	$(3.0)	$—	$254.7

Six Months Ended March 31, 2015
Operating revenues	$1,431.4	$106.3	$1.8	$(42.5)	$1,497.0
Natural and propane gas expense	828.9	99.1	0.2	(42.0)	886.2
Gross receipts tax expense	71.0	0.1	—	—	71.1
Operating margin (non-GAAP)	531.5	7.1	1.6	(0.5)	539.7
Depreciation and amortization	64.2	0.2	0.3	—	64.7
Other operating expenses	224.1	2.7	3.7	(0.5)	230.0
Operating income (loss) (GAAP)	$243.2	$4.2	$(2.4)	$—	$245.0